Exhibit 23.1

VINCENT E. WALSH, CPA FROMENT JOHN GONZALEZ, III, CPA DON F. RODRIGUEZ, CPA, CVA SAM S. FERLITA, CPA, CVA	Members: American Institute of Certified Public Accountants ¿ Florida Institute of Certified Public Accountants ¿ Registered with Public Companies Accounting Standards Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 24, 2016, on the financial statements and internal control over financial reporting of Odyssey Marine Exploration, Inc. and Subsidiaries, which reports appear in the 2015 Annual Report to shareholders of Odyssey Marine Exploration, Inc. and Subsidiaries, and to the references to our Firm Under the caption “Experts” in the Prospectus.

Ferlita, Walsh, Gonzalez & Rodriguez, P.A.

Certified Public Accountants

Tampa, Florida

August 30, 2016

3302 Azeele St. ¿ Tampa, FL 33609

(813) 877-9609 ¿ Fax: (813) 875-4477

www.fwgcpas.com